As filed with the Securities and Exchange Commission on December 1, 2000
                              Registration No. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------


                      BRITTON & KOONTZ CAPITAL CORPORATION

             (Exact name of registrant as specified in its charter)




        Mississippi                                          64-0665423
      (State or other                                      (I.R.S. Employer
jurisdiction of incorporation                           Identification Number)
      or organization)




                                 500 Main Street
                           Natchez, Mississippi 39120

                                 (601) 445-5576
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      ------------------------------------


                     BRITTON & KOONTZ CAPITAL CORPORATION'S
                                ASSUMPTION OF THE
             LOUISIANA BANCSHARES, INC. INCENTIVE STOCK OPTION PLAN
                            (Full title of the Plan)

                      ------------------------------------



                W. Page Ogden                               Copy to:
    President and Chief Executive Officer              Virginia Boulet, ESQ.
    Britton & Koontz Capital Corporation               Phelps Dunbar, L.L.P.
               500 Main Street                     365 Canal Street, 20th Floor
         Natchez, Mississippi 39120                New Orleans, Louisiana 70130
               (601) 445-5576                             (504) 584-9286

     (Name, address, including zip code,
 and telephone number, including area code, of agent for service)


                      ------------------------------------





                                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                     Proposed maximum       Proposed maximum
             Title of securities                Amount to be          offering price       aggregate offering         Amount of
              to be registered                  registered(1)          per share(2)            price(2)           registration fee
-------------------------------------------  --------------------  ---------------------  ---------------------- ------------------
Common Stock, $2.50 par value                   47,124 shares       $      13.50(2)        $     636,174          $    168.00
===========================================  ====================  =====================  ====================== ==================



(1) Upon the occurrence of any future stock split, stock dividend or similar transaction involving common stock of the Registrant during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(h)(1) of such Act, based upon the average of the bid and asked price for the Company's share of common stock as of November 10, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*Item 1.          Plan Information.

*Item 2.          Registrant Information and Employee Plan Annual Information.

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by Britton & Koontz Capital Corporation with the Securities and Exchange Commission ("S.E.C.") are incorporated in this Registration Statement by reference:

         (1) Britton & Koontz's Registration Statement on Form S-4 and Amendment No. 1 thereto (S.E.C. File No. 333-47982), filed with the S.E.C. on October 16 and October 27, 2000, respectively.

         (2) Britton & Koontz's Reports on Form 10QSB (S.E.C. File No. 0-22606) for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, filed with the S.E.C. on May 15, 2000, August 14, 2000 and November 14, 2000, respectively.

         (3) Britton & Koontz's Annual Report on Form 10KSB (S.E.C. File No. 0-22606) for the year ended December 31, 1999, filed with the S.E.C. on March 31, 2000.

         (4) The description of Britton & Koontz's common stock, $2.50 par value per share, set forth in Britton & Koontz's Registration Statement on Form 8-A filed with the S.E.C. on October 13, 1993 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

All documents subsequently filed by Britton & Koontz pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by Britton & Koontz of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         The shares of Britton & Koontz's common stock registered hereby are included in a class of securities registered under Section 12 of the Exchange Act.

Item 5.           Interest of Named Experts and Counsel.

         Not applicable.


Item 6.           Indemnification of Directors and Officers.

         The Mississippi Business Corporation Act contains provisions that directly affect the liability of officers and directors to the corporations and stockholders whom they serve. Article 8, Subarticle E of the MBCA (Section 79-4-8.50 et seq.) contains provisions that permit Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Article 8, Subarticles C and D (Section 79-4-8.30 et seq. and 79-4-8.40 et seq.) set forth the standards of conduct required for directors and officers, respectively, of a Mississippi corporation.

         Section 79-4-8.30 of the MBCA provides that directors of a Mississippi corporation are required to discharge the duties of their position in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances in like positions and in a manner reasonably believed to be in the best interests of the corporation. This section specifically provides that in considering the best interests of the corporation, the director must consider the interests of the corporation's stockholders. A director is allowed to rely in good faith on information provided to him or her by the corporation's officers, legal counsel, accountants, other experts and board committees on which he or she is not a member. Section 79-4-8.42 imposes the same standards of conduct on officers of Mississippi corporations, except there is no specific provision regarding the interests of the stockholders. Officers are allowed to rely in good faith on information provided to them by other officers, legal counsel, accountants and other experts. If directors and officers perform their duties in compliance with these sections, they will not be liable for any action, or failure to take action, taken in the performance of their duties.

         Section 79-4-8.33 imposes personal liability of directors to the corporation and its stockholders for distributions made in excess of standards established by Mississippi law or in the corporation's articles of incorporation. The MBCA also provides that a director cannot be indemnified, as allowed by the provisions of the MBCA discussed below, in circumstances where, in his performance as a director, he has received a financial benefit to which he is not entitled, he intentionally inflicts harm on the corporation or its stockholders or he intentionally violates any criminal law. Section 79-4-2.02(b)(4) permits the corporation to include indemnification provisions in its articles of incorporation for acts other than those outlined above.

         Article Eighth of Britton & Koontz's articles of incorporation complies with the permitted indemnification provision of Section 79-4-2.02(b)(4). Article Eighth provides that the personal liability of a director of Britton & Koontz is eliminated, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or the stockholders, (c) a violation of Section 79-4-8.33 (liability for unlawful distributions), Mississippi Code Ann. (1972), as amended, or (d) an intentional violation of criminal law.

         Section 79-4-8.53 of the MBCA specifically provides that a corporation may advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. Such advances may be made under the MBCA only after a determination that the director met all relevant standards of conduct. Article VI, Section 6.05 of Britton & Koontz's by-laws provides that expenses (including attorneys' fees) incurred in defending a claim may be paid by the Corporation in advance of the final disposition of the claim upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such advanced amount if and to the extent it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

         Section 79-4-8.51 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as a director. Article VI, Sections
6.01 and 6.04 of Britton & Koontz's by-laws provide that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed law against all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons.

         Further, indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.
Article VI, Section 6.03 of Britton & Koontz's by-laws specifically provides for such indemnification.

         Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI,
Section 6.07 of Britton & Koontz's by-laws permits Britton & Koontz to obtain such insurance.

         The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 7.           Exemption from Registration Claimed.

         Not applicable.


Item 8.           Exhibits.


Exhibit  Description
No.

 4 Britton & Koontz Capital Corporation's Assumption of the Louisiana Bancshares, Inc. Incentive Stock Option Plan, including as attachments thereto: (a) resolutions adopted by the Board of Directors of Britton & Koontz on November 21, 2000, (b) a form of grant letter, (c) the prospectus delivered to plan participants, and (d) Sections 1.04 and
         1.05 of the Agreement and Plan of Merger by and between Britton & Koontz Capital Corporation and Louisiana Bancshares, Inc. dated August 25, 2000.

 5.1 Opinion of Phelps Dunbar, L.L.P. as to the legality of the shares of Britton & Koontz common stock being registered hereby.

23.1     Consent of May & Company.

23.2     Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5.1).

24.1 Power of Attorney (included on signature page of this Registration Statement).


Item 9.           Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of shares are being made, a post- effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the S.E.C. pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act;

and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the S.E.C. such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi, on this 21st day of November, 2000.

                                           BRITTON & KOONTZ CAPITAL CORPORATION



                                           /s/ W. Page Ogden
                                           ------------------------------------
                                           W. Page Ogden,
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints W. Page Ogden, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                           BRITTON & KOONTZ CAPITAL CORPORATION



                                        By:/s/ W. Page Ogden
                                           ------------------------------------
                                           W. Page Ogden,
                                           President and Chief Executive Officer




         Signature                                   Title                                       Date

/s/ W. J. Feltus III                        Chairman of the Board                       November 29, 2000
------------------------------------
W. J. Feltus III


/s/ W. Page Ogden                           President and Chief Executive               November 21, 2000
------------------------------------        Officer/Director
W. Page Ogden


/s/ Bazile R. Lanneau                       Chief Financial and Accounting              November 21, 2000
------------------------------------        Officer/Director
Bazile R. Lanneau, Jr.


/s/ W. W. Allen, Jr.                        Director                                    November 21, 2000
------------------------------------
W. W. Allen, Jr.


/s/ Craig A. Bradford                       Director                                    November 21, 2000
------------------------------------
Craig A. Bradford


/s/ James J. Cole                           Director                                    November 21, 2000
------------------------------------
James J. Cole


/s/ A. J. Ferguson                          Director                                    November 21, 2000
------------------------------------
A. J. Ferguson


/s/ C. H. Kaiser, Jr.                       Director                                    November 21, 2000
------------------------------------
C. H. Kaiser, Jr.


/s/ Albert W. Metcalfe                      Director                                    November 21, 2000
-----------------------------------
Albert W. Metcalfe


/s/ Bethany L. Overton                      Director                                    November 21, 2000
------------------------------------
Bethany L. Overton


/s/ Robert R. Punches                       Director                                    November 21, 2000
------------------------------------
Robert R. Punches

                                                        S-2



                                  EXHIBIT INDEX

Exhibit

 4 Britton & Koontz Capital Corporation's Assumption of the Louisiana Bancshares, Inc. Incentive Stock Option Plan, including as attachments thereto: (a) resolutions adopted by the Board of Directors of Britton & Koontz on November 21, 2000, (b) a form of grant letter, (c) the prospectus delivered to plan participants, and (d) Sections 1.04 and
         1.05 of the Agreement and Plan of Merger by and between Britton & Koontz Capital Corporation and Louisiana Bancshares, Inc. dated August 25, 2000.

 5.1 Opinion of Phelps Dunbar, L.L.P. as to the legality of the shares of Britton & Koontz common stock being registered hereby.

23.1     Consent of May & Company.

23.2     Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5.1).

24.1 Power of Attorney (included on signature page of this Registration Statement).